Exhibit 10.15

XENCOR, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into effective as of September 5, 2013 (the “Effective Date”), by and between JOHN KUCH (the “Executive”) and XENCOR, INC., a Delaware corporation (the “Company”).  As of the Effective Date, this Agreement replaces and supersedes that certain Change in Control Agreement between the Company and the Executive effective as of October 1, 2010 (the “Prior Agreement”).

RECITALS

A.                                    WHEREAS, the Company desires to continue to retain Executive’s experience, skills, abilities, background and knowledge with respect to the Company and its business;

B.                                    WHEREAS, the Company and Executive desire to provide Executive with certain benefits as set forth herein that supersede and replace the Prior Agreement; and

C.                                    WHEREAS, Executive desires to continue to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE , in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, it is agreed between the parties as follows:

1.                                      TERM OF AGREEMENT.

This Agreement shall remain in effect from the Effective Date until the earlier of:

(a)                                 The date when Executive’s employment with the Company terminates for any reason not described in Section 3; or

(b)                                 The date when the Company or successor has met all of its obligations under this Agreement following a termination of Executive’s employment with the Company or successor to the Company.

2.                                      CERTAIN DEFINITIONS USED IN THIS AGREEMENT.

(a)                                 Annual Base Salary.  For all purposes of this Agreement, “Annual Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s termination, or the rate in effect prior to any material reduction in Executive’s base salary that would give Executive the right to resign for Good Reason, as defined below.

(b)                                 Cause.  For all purposes under this Agreement, “Cause” shall mean Executive’s:

(i)                                    gross negligence or willful misconduct in the performance of Executive’s duties to the Company as an employee of the Company (other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment);

(ii)                                material and willful violation of any federal or state law or regulation applicable to the business of the Company;

(iii)                            refusal or failure to act in accordance with any lawful specific direction or order of the Board of Directors (the “Board”) of the Company;

(iv)                             commission of any act of fraud with respect to the Company;

(v)                                 breach of any material provision of Executive’s Proprietary Information and Inventions Agreement, including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information or trade secrets; or

(vi)                             conviction of, or entry of plea of nolo contendere to, a felony or a crime involving moral turpitude.  Whether or not the actions or omissions of Executive constitute “Cause” within the meaning of this Section 4 shall be decided by the Board based upon a reasonable good faith investigation and determination.

(c)                                  Change in Control.  For all purposes under this Agreement, “Change in Control” shall mean:

(i)                                    a sale of all or substantially all of the assets of the Company;

(ii)                                a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction;

(iii)                            a reverse merger in which the Company is the surviving entity but the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company; or

(iv)                             an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing over fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

Notwithstanding the foregoing, any transaction or series of related transactions, the primary purpose of which (i) is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction or (ii) is to raise capital for the Company in a bona fide equity financing shall not be a “Change in Control” for purposes of this Agreement.

(d)                                 Good Reason.  For all purposes under this Agreement, “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent; provided however, that any resignation by Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from Executive; and (iii) Executive actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period:

(i)                                    a material reduction in Executive’s authority or job responsibilities as an employee of the Company or successor to the Company, where such material reduction in authority or job responsibilities is accompanied by a change in title;

(ii)                                a material reduction in Executive’s annual base salary, other than pursuant to a Company-wide reduction of annual base salaries for employees of the Company generally; or

(iii)                            the relocation of the Company’s executive offices by a distance of fifty (50) miles or more, which relocation requires an increase in Executive’s one-way driving distance by more than twenty-five (25) miles.

3.                                      TERMINATION BENEFITS.

(a)                                 Benefits Upon Termination Without Cause or for Good Reason other than in connection with a Change in Control.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive terminates his employment for Good Reason, in either case other than during the Change in Control Period (as defined in Section 3(b) below), then subject to Executive’s delivery to the Company of a Release and Waiver in substantially the form attached hereto as Exhibit A (the “Release and Waiver”) within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, the Company shall provide Executive with the following severance benefits hereunder:

(i)                                    Severance pay in the form of a single lump sum payment equal to the sum of (x) seventy-five percent (75%) of Executive’s Annual Base Salary and (y) the arithmetic mean of Executive’s annual bonuses, if any, paid or payable for the three full calendar years completed prior to the date of termination (it being understood that if Executive received or will receive no bonus from the Company for one or more of such prior calendar years, the years in which no bonus was paid or payable shall be disregarded and the arithmetic mean of Executive’s bonuses for the remaining years (if any) shall be used) pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365.  Such payment shall be calculated ignoring any decrease in Executive’s Annual Base Salary that forms the basis for Executive’s termination for Good Reason, if applicable, and shall be made on the first regular payroll date of the Company following the effective date of the Release and Waiver and in no event later than March 15 of the year immediately following the year in which Executive’s termination occurs.

(ii)                                Notwithstanding any contrary terms of any stock option grant, option agreement or other equity award agreement between the Company and Executive, Executive shall vest immediately with respect to such number of outstanding unvested stock options, shares of restricted stock and other equity awards covering the Company’s common stock granted to Executive by the Company that are subject to time-based vesting requirements and would have vested in accordance with the applicable vesting schedule as if Executive had been employed for an additional 9 months as of the date of termination.

(b)                                 Benefits Upon Termination Without Cause or for Good Reason in connection with a Change in Control.  In the event Executive’s employment with the Company is terminated by the Company or successor to the Company without Cause (and other than as a result of Executive’s death or disability) or Executive terminates his employment for Good Reason, in each case during the period beginning on the execution of a definitive written agreement that if consummated in accordance with its terms would result in a Change in Control and ending on the earlier of (1) the termination of such agreement or (2) twelve (12) months following the consummation of a Change in Control pursuant to such agreement (such period of time, the “Change in Control Period”), then subject to Executive’s delivery to the Company or successor to the Company of a Release and Waiver within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, the Company or successor to the Company, if applicable, shall provide Executive with the following severance benefits hereunder:

(i)                                    Severance pay in the form of a single lump sum payment equal to the sum of (x) one hundred percent (100%) of Executive’s Annual Base Salary and (y) the arithmetic mean of Executive’s annual bonuses, if any, paid or payable for the three full calendar years completed prior to the date of termination (it being understood that if Executive received or will receive no bonus from the Company for one or more of such prior calendar years, the years in which no bonus was paid or payable shall be disregarded and the arithmetic mean of Executive’s bonuses for the remaining years (if any) shall be used) pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365.  Such payment shall be calculated ignoring any decrease in Executive’s Annual Base Salary that forms the basis for Executive’s termination for Good Reason, if applicable, and shall be made on the first regular payroll date of the Company following the effective date of the Release and Waiver and in no event later than March 15 of the year immediately following the year in which Executive’s termination occurs.

(ii)                                Notwithstanding any contrary terms of any stock option grant, option agreement or other equity award agreement between the Company and Executive, all outstanding stock options and other equity awards covering the Company common stock held by Executive as of the date of termination that are subject to time-based vesting requirements shall accelerate in full.

Subject to Section 4, nothing contained in this Section 3 or otherwise under this Agreement shall limit Executive’s right to receive a payout of Executive’s accrued but unused vacation and/or paid time off and any other payments required to be made to or on behalf of Executive by law, as of the date of Executive’s termination of employment.

4.                                      LIMITATION ON PAYMENTS.

(a)                                 If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b)                                 Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(c)                                  If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 4(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 4(a) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 4(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

5.                                      SUCCESSORS.

(a)                                 Company’s Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

(b)                                 Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.                                      APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”): shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.  Each installment of  Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i) and it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that such exemptions are not available and Executive is, on Executive’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death.

Executive shall receive Severance Benefits only if Executive executes and returns within the applicable time period set forth therein, the Release and Waiver, and permits such Release and Waiver to become effective in accordance with its terms, which shall in no event be longer than sixty (60) days following Executive’s Separation From Service (such latest permitted date, the “Release Deadline”).  If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A, and the Release and Waiver could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release and Waiver will not be deemed effective any earlier than the Release Deadline.  Except to the minimum extent that payments are delayed because Executive is a “specified employee” or until the effectiveness of the Release and Waiver, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

7.                                      MISCELLANEOUS PROVISIONS.

(a)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Entire Agreement.  This Agreement (including the exhibits hereto)  constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) made or entered into by either party with respect to the subject matter hereof.

(d)                                 No Setoff; Withholding Taxes.  There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation against payments to Executive under this Agreement.  All payments made under this Agreement shall be subject to reduction for payment of all federal, state and local employment taxes and any other taxes required to be withheld by law.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to principals of conflicts of law.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)                                 No Assignment.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (g) shall be void.

(h)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)                                    At-Will Employment; No Employment Rights.  Executive acknowledges, affirms and agrees that Executive’s employment with the Company is “at will,” and subject to the provisions of this Agreement, may be terminated at any time and for any reason whatsoever by Executive or the Company, with or without Cause and with or without advance notice.  This “at-will” employment relationship cannot be changed except in a writing signed by the Company’s Chief Executive Officer.

(j)                                    Dispute Resolution — To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request).  The arbitration shall take place in the county (or comparable governmental unit) in which Executive was last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  The Executive and the Company each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that Executive would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

EXECUTIVE:

/s/ John Kuch
John Kuch

COMPANY:

XENCOR, INC.

By	/s/ Bassil Dahiyat

Name	Bassil Dahiyat

Title	President and CEO

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the receipt of benefits set forth in the Amended and Restated Change in Control Agreement dated September 5, 2013 (the “Agreement”) to which this form is attached, I, John Kuch, hereby furnish XENCOR, INC. and any and all affiliated, subsidiary, related, or successor corporations (collectively, the “Company”), with the following release and waiver (“Release and Waiver”).  I understand that if I timely sign, date and return this Release and Waiver, and I do not revoke it, I will receive certain benefits pursuant to the terms and conditions of the Agreement.  I understand that I am not entitled to such benefits unless I timely sign this Release and Waiver and allow it to become effective.

General Release and Waiver.  In exchange for the consideration to be provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely Release and Waiver, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release and Waiver (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release and Waiver prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release and Waiver; (b) I should consult with an attorney prior to signing this Release and Waiver; (c) I have twenty-one (21) days to consider this Release and Waiver (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release and Waiver to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release and Waiver.

Section 1542 Waiver.  In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

Other Agreements and Representations.  I further agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (c) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (d) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Proprietary Information and Inventions Agreement.  In addition, I hereby represent that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge my continuing obligations under my employee Proprietary Information and Inventions Agreement with the Company (the “PIIA”) .

This Release and Waiver attached to the Agreement as Exhibit A, along with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

UNDERSTOOD AND AGREED:

JOHN KUCH

Date: